Exhibit 99.1

WEST MARINE REPORTS DOUBLE-DIGIT EARNINGS GROWTH YEAR-TO-DATE AND UPDATES FISCAL YEAR EARNINGS GUIDANCE

WATSONVILLE, CA, October 29, 2015 - West Marine, Inc. (Nasdaq: WMAR) today reported financial results for the first nine months of fiscal 2015 and for the third quarter ended October 3, 2015.

2015 Year-to-Date Results

•	Net revenues for the first nine months of fiscal 2015 were $574.6 million, an increase of 5.2% compared to last year.
•	Adjusted comparable store sales increased by 4.9%.
•	Pre-tax income was $27.6 million, an increase of 20.1% compared to pre-tax income of $23.0 million last year.
•	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) year-to-date were $43.1 million, compared to EBITDA of $36.5 million last year.
•	Net income and earnings per share were $15.6 million and $0.63, respectively, compared to net income and earnings per share of $12.2 million and $0.50, respectively, per share last year, a 27.4% increase.
•	Fiscal 2015 comparable store sales are expected to range from 3.5% to 5.5% and pre-tax profit is expected to range between $6.0 million and $8.0 million.
•	Remained debt-free at quarter-end with $115.8 million available on our revolving credit line at the end of the period.

Matt Hyde, West Marine’s CEO, commented: “The West Marine team is delivering strong results, with good top line sales from our strategies flowing through to double-digit earnings growth year-over-year. As we wrap up the core boating season, our associates are now focusing on expanding our holiday presence, with new gift items and compelling offers for our customers recreating on or around the water.”

Progress on the company’s growth strategies year-to-date was as follows:

•	Sales from our eCommerce website increased by 25.1% compared to last year and represented 8.3% of total sales, compared to 7.0% for the same period last year, showing progress towards our end of 2019 goal of 15%.
•	Sales through our optimized stores were 40.8% of total sales compared to 36.1% last year. This year-over-year increase supports our end of 2019 goal to deliver 50% of our total sales through optimized stores.
•	Merchandise expansion: Sales in these product lines, which include footwear, apparel, clothing accessories, fishing products and paddle sports equipment, increased 15.2%, and core product sales were up 2.8%, compared to last year.

Results for the Third Quarter of 2015

Due to the impact from the calendar shift compared to 2014, our net revenues for the third quarter decreased by $2.1 million, or 1.1%, to $194.4 million compared to $196.5 million for the third quarter of 2014. Comparable store sales decreased by 0.7% for the third quarter. Sales comparisons were negatively impacted this year from a shift in the fiscal calendar following a 53-week fiscal year and decreased sales by approximately 6%. This calendar shift affected our key selling season, moving the selling period leading up to July 4th to the second quarter this year, as compared to July 4th being part of the third quarter last year.

Pre-tax profit margin declined by 0.6% of revenues to 4.4% for the third quarter compared to 5.0% for the third quarter last year. This change primarily was driven by a 0.8% decrease in gross profit margin resulting from deleveraging of raw product cost of goods, as well as, a 0.3% decrease in selling, general and administrative expense.

Net income for the third quarter was $4.9 million, or $0.20 per diluted share, compared to net income of $4.9 million, or $0.20 per diluted share, for the third quarter of 2014.

Results for the first Nine Months of 2015

Net revenues for the 39 weeks ended October 3, 2015 were $574.6 million, an increase of 5.2%, compared to net revenues of $546.3 million for the 39 weeks ended September 27, 2014. Comparable store sales increased by 5.5% for the first nine months of 2015. Adjusted comparable store sales increased 4.9% as sales comparisons benefitted this year from a shift in the fiscal calendar following a 53-week year and increased sales by approximately 0.6% as compared to the first nine months last year.

Pre-tax profit margin improved by 0.6% at 4.8% for the first nine months of 2015 as compared to 4.2% for the first nine months last year. This change primarily was driven by a decrease in selling, general and administrative expense as a percentage of revenues of 0.6%.

Net income for the first nine months was $15.6 million, or $0.63 per diluted share, compared to net income of $12.2 million, or $0.50 per diluted share, for the first nine months last year.

Total inventory at the end of the third quarter was $237.0 million, a $21.8 million, or 10.1%, increase versus the balance at September 27, 2014, and a 13.4% increase on an inventory per square foot basis, primarily to support Q4 holiday sales. Inventory turns for 2015 decreased by 1.2% versus the first nine months of last year.

2015 Guidance

We are updating our previously announced full year guidance:

•	Comparable store sales are expected to be in the range of 3.5% to 5.5%, up from our previously issued range of 1.0% to 4.0%,
•	Pre-tax income is expected to range from approximately $6.0 million to $8.0 million, compared to our previously issued range of $6.0 million to $11.0 million,
•	EBITDA is now expected to be in the range of approximately $27.0 million to $29.0 million, compared to our previous range of $26.0 million to $31.0 million,
•	GAAP diluted earnings per share is expected to be in the range of approximately $0.14 to $0.20, compared to the previously issued range of $0.14 to $0.27 earnings per share,
•	Capital expenditures for fiscal 2015 are expected to be approximately $25 million, compared to our previously issued range of $22 million to $25 million.

Our comparable store sales are trending to the high end of our original guidance, however, we are experiencing lower than anticipated gross profits. The lower gross profits have been driven by increased inventory shrinkage and a charge for a product quality issue. Additionally, we had higher than expected clearance sales resulting from the successful launch of our ship from store program and the liquidation of inventory associated with the closure of our stores in Canada.

Investor Conference Call

West Marine will hold a conference call and webcast on Thursday, October 29, 2015, at 1:00 p.m. Eastern Time to discuss its third quarter 2015 results. The live call will be webcast and available in real time on the Internet at westmarine.com under "Investor Relations." Participants may also dial (888) 756-1546 in the United States and Canada and (706) 634-1041 for international calls. Please be prepared to give the conference ID number 52141444.

An audio replay of the call will be available October 29, 2015 at 4:00 p.m. EDT through November 5, 2015 at 11:59 p.m. EDT. The replay number is (855) 859-2056 in the United States and Canada and (404) 537-3406 for international calls. The access code is 52141444.

About West Marine

Founded in 1968 by a sailor, West Marine, Inc. is the largest omni-channel specialty retailer exclusively offering boating gear, apparel and footwear and other waterlife-related products to anyone who enjoys recreational time on or around the water. With over 260 stores located in 38 states, Puerto Rico and Canada and an eCommerce website reaching domestic and international customers, West Marine is the leading waterlife outfitter for cruisers, sailors, anglers, paddle sports enthusiasts and industry service providers. West Marine has everything you need for your life on the water. For more information on West Marine, its products and store locations, visit westmarine.com or call 1-800-BOATING (1-800-262-8464). West Marine’s stock is traded on NASDAQ under the symbol WMAR.

Special Note Regarding Forward-Looking Statements

This press release includes “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995), including statements that are predictive or express expectations that depend on future events or conditions that involve risks and uncertainties. These risks and uncertainties include, among other things, expectations related to our earnings and growth in profitability, expectations that our investments will continue to drive our growth strategies, expectations related to our ability to manage our assets, including inventory productivity, and our expectations for full-year 2015 results, as well as facts and assumptions underlying these expectations and projections. In addition, the results presented in this release are preliminary and unaudited, and may change as we finalize our financial statements. Actual results for the third quarter of 2015 and the current fiscal year may differ materially from the preliminary expectations expressed or implied in this release due to various risks, uncertainties or other factors, including the risk factors set forth in West Marine’s annual report on Form 10-K for the fiscal year ended January 3, 2015, as well as the discussion of critical accounting policies in our Form 10-K for the year ended January 3, 2015. Except as required by applicable law, West Marine assumes no responsibility to update any forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP Financial Information

This release references certain financial information not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), specifically EBITDA. We believe that EBITDA provides a clearer picture of operating performance of the business, given the significant investments we are making in the growth of the business, by eliminating the effects of depreciation and interest expense. EBITDA is not a measure of financial performance under GAAP and may not be defined and calculated by other companies in the same manner. This non-GAAP measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management has reconciled this non-GAAP financial measure to the most directly comparable GAAP financial measure in the table set forth below.

Contact: West Marine, Inc.

Deborah Ajeska, Controller

(831) 761-4229

West Marine, Inc.

Condensed Consolidated Balance Sheets

(Unaudited and in thousands, except share data)

	October 3, 2015	September 27, 2014
ASSETS
Current assets:
Cash	$60,486	$63,603
Trade receivables, net	8,565	8,460
Merchandise inventories	236,984	215,232
Deferred income taxes	18,167	16,370
Other current assets	5,597	5,666
Total current assets	329,799	309,331

Property and equipment, net	78,980	79,950
Long-term deferred income taxes	3,580	4,055
Other assets	3,348	3,577
TOTAL ASSETS	$415,707	$396,913

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$38,203	$34,451
Accrued expenses and other	47,302	46,325
Total current liabilities	85,505	80,776

Deferred rent and other	20,852	15,984
Total liabilities	106,357	96,760

Stockholders' equity:
Preferred stock, $.001 par value: 1,000,000 shares authorized; no shares outstanding	-	-
Common stock, $.001 par value: 50,000,000 shares authorized; 25,384,450 shares issued and 24,695,561 shares outstanding at October 3, 2015, and 25,014,180 shares issued and 24,325,291 shares outstanding at September 27, 2014.	25	25
Treasury stock	(9,285)	(9,171)
Additional paid-in capital	210,743	206,700
Accumulated other comprehensive loss	(567)	(534)
Retained earnings	108,434	103,133
Total stockholders' equity	309,350	300,153
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$415,707	$396,913

West Marine, Inc.

Condensed Consolidated Statements of Income

(Unaudited and in thousands, except per share data)

	13 Weeks Ended
	October 3, 2015		September 27, 2014
Net revenues	$194,375	100.0%	$196,510	100.0%
Cost of goods sold	138,115	71.1%	138,123	70.3%
Gross profit	56,260	28.9%	58,387	29.7%
Selling, general and administrative expense	47,576	24.4%	48,512	24.7%
Income from operations	8,684	4.5%	9,875	5.0%
Interest expense	107	0.1%	99	0.0%
Income before income taxes	8,577	4.4%	9,776	5.0%
Provision for income taxes	3,685	1.9%	4,839	2.5%
Net income	$4,892	2.5%	$4,937	2.5%

Net income per common and common equivalent share:

Basic	$0.20		$0.20
Diluted	$0.20		$0.20

Weighted average common and common equivalent
shares outstanding:
Basic	24,694		24,323
Diluted	24,718		24,341

	39 Weeks Ended
	October 3, 2015		September 27, 2014
Net revenues	$574,620	100.0%	$546,332	100.0%
Cost of goods sold	400,618	69.7%	380,744	69.7%
Gross profit	174,002	30.3%	165,588	30.3%
Selling, general and administrative expense	146,044	25.4%	142,268	26.0%
Income from operations	27,958	4.9%	23,320	4.3%
Interest expense	338	0.1%	322	0.1%
Income before income taxes	27,620	4.8%	22,998	4.2%
Provision for income taxes	12,041	2.1%	10,772	2.0%
Net income	$15,579	2.7%	$12,226	2.2%

Net income per common and common equivalent share:

Basic	$0.63		$0.51
Diluted	$0.63		$0.50

Weighted average common and common equivalent
shares outstanding:
Basic	24,599		24,202
Diluted	24,709		24,393

West Marine, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited and in thousands)

	39 Weeks Ended
	October 3, 2015	September 27, 2014

OPERATING ACTIVITIES:
Net income	$15,579	$12,226
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,385	13,378
Share-based compensation	2,154	2,376
Excess tax benefit from share-based compensation	-	(223)
Deferred income taxes	878	(603)
Provision for doubtful accounts	62	82
Lower of cost or market inventory adjustments	2,128	1,112
Loss on asset disposals	716	325
Changes in assets and liabilities:
Trade receivables	(1,784)	(2,101)
Merchandise inventories	(24,814)	(13,308)
Other current assets	7,624	2,990
Other assets	308	(261)
Accounts payable	5,070	12,594
Accrued expenses and other	5,622	9,104
Deferred items and other non-current liabilities	95	1,180
Net cash provided by operating activities	29,023	38,871

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	29	36
Purchases of property and equipment	(15,640)	(20,832)
Net cash used in investing activities	(15,611)	(20,796)

FINANCING ACTIVITIES:
Borrowings on line of credit	816	2,087
Repayments on line of credit	(816)	(2,087)
Proceeds from exercise of stock options	1,141	1,314
Proceeds from sale of common stock pursuant to Associates Stock Buying Plan	296	318
Excess tax benefit from share-based compensation	-	223
Treasury shares acquired	(114)	(4,766)
Net cash provided by (used in) financing activities	1,323	(2,911)

Effect of exchange rate changes on cash	76	31

NET INCREASE IN CASH	14,811	15,195

CASH AT BEGINNING OF PERIOD	45,675	48,408
CASH AT END OF PERIOD	$60,486	$63,603
Other cash flow information:
Cash paid for interest	$220	$227
Cash paid for income taxes, net of refunds of $80 and $1,391	44	2,067
Non-cash investing activities:
Property and equipment additions in accounts payable	836	1,326

West Marine

Reconciliations of Non-GAAP Information

Net Income to Earnings Before Interest, Taxes, Depreciation and Amortization ("EBITDA")

(Unaudited and in millions)

	13 Weeks Ended	13 Weeks Ended	39 Weeks Ended	39 Weeks Ended
	October 3, 2015	September 27, 2014	October 3, 2015	September 27, 2014

GAAP Net Income	$4.9	$4.9	$15.6	$12.2

Add Back:
Interest Expense	0.1	0.1	0.3	0.3
Depreciation and Amortization	5.2	4.6	15.2	13.2
Income Tax Expense	3.7	4.8	12.0	10.8
	9.0	9.5	27.5	24.3

EBITDA	$13.9	$14.4	$43.1	$36.5

	Estimated		53 Weeks Ended
	Fiscal Year 2015		January 3, 2015
	Low	High
Estimated/Reported GAAP Net Income	$3.6	$6.5	$1.9

Add Back Estimated/Reported:
Interest Expense	0.4	0.4	0.4
Depreciation and Amortization	19.6	19.6	18.2
Income Tax Expense	2.4	4.5	2.1
	22.4	24.5	20.7

Estimated/Reported EBITDA	$26.0	$31.0	$22.6